Exhibit 4.2

TWILIO INC.

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

3.625% Senior Notes due 2029

3.875% Senior Notes due 2031

First Supplemental Indenture

Dated as of March 9, 2021

to

Indenture dated as of March 9, 2021

CONTENTS

		Page
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflicts with Base Indenture	38
Section 1.03.	Financial Calculations for Limited Condition Transactions and Otherwise	38

ARTICLE 2
THE NOTES

Section 2.01.	Amount; Series; Terms	40
Section 2.02.	Denominations	41
Section 2.03.	Form of Notes	41

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.	Redemption	42
Section 3.02.	Optional Redemption of the Notes	42
Section 3.03.	Notice of Redemption	44
Section 3.04.	Mandatory Redemption or Sinking Fund	44
Section 3.05.	Selection of Notes to Be Redeemed or Purchased	44

ARTICLE 4
COVENANTS

Section 4.01.	Reports to Holders	45
Section 4.02.	Limitation on Liens	46
Section 4.03.	Offer to Repurchase Upon Change of Control Triggering Event	47
Section 4.04.	Limitation on Guarantees	48
Section 4.05.	[Reserved]	49
Section 4.06.	Addition of Guarantors	49
Section 4.07.	Legal Defeasance	50
Section 4.08.	Covenant Defeasance	51

ARTICLE 5
MERGER, CONSOLIDATION, OR SALE OF ASSETS

Section 5.01.	Merger, Consolidation, or Sale of Assets	52

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events of Default	54
Section 6.02.	Other Amendments	57

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of March 9, 2021 (this “Supplemental Indenture”), to the Indenture dated as of March 9, 2021 (as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between Twilio Inc. (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes (as defined herein):

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Notes designated as its 3.625% Senior Notes due 2029 (the “Initial 2029 Notes”) in an aggregate principal amount of $500,000,000 and a series of Notes designated as its 3.875% Senior Notes due 2031 (the “Initial 2031 Notes” and, together with the Initial 2029 Notes, the “Initial Notes”) in an aggregate principal amount of $500,000,000, on the terms set forth herein;

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

In addition to the definitions set forth in Article 1 of the Base Indenture, this Supplemental Indenture shall include the following definitions, which, in the event of a conflict with the definition of terms in the Base Indenture, shall control:

“Acquired Indebtedness” means with respect to any Person (a) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Subsidiary and (b) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Notes” has the meaning set forth in Section 2.01.

“Additional 2029 Notes” has the meaning set forth in Section 2.01.

“Additional 2031 Notes” has the meaning set forth in Section 2.01.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Company).

“Applicable 2029 Notes Premium” means the greater of (A) 1.00% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(1) the present value at such redemption date of (i) the redemption price of such Note at March 15, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing under Section 3.02(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable 2029 Notes Treasury Rate at such redemption date plus 50 basis points; over

(2) the outstanding principal amount of such Note,

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable 2029 Notes Premium.

“Applicable 2029 Notes Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to March 15, 2024; provided, however, that if the period from the redemption date to March 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable 2029 Notes Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Applicable 2031 Notes Premium” means the greater of (A) 1.00% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(1) the present value at such redemption date of (i) the redemption price of such Note at March 15, 2026 (such redemption price (expressed in percentage of principal amount) being set forth in the table appearing under Section 3.02(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable 2031 Notes Treasury Rate at such redemption date plus 50 basis points; over

(2) the outstanding principal amount of such Note,

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable 2031 Notes Premium.

“Applicable 2031 Notes Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to March 15, 2026; provided, however, that if the period from the redemption date to March 15, 2026 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable 2031 Notes Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of the Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Cash Equivalents” means:

(1) (a) Dollars, Canadian dollars, pounds sterling, yen, Euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Company and its Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2) securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6) commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(8) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(13) bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and

(15) any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments by any Foreign Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(1) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Subsidiaries) and any “person” (as defined in clause (1) above) is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement,(ii) a Person will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Offer” has the meaning set forth in Section 4.03.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Company” has the meaning specified in the recitals of this Supplemental Indenture.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b) (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) [reserved], and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of the Notes, any Credit Facility and any Securitization Fees, and (ii) any amendment, waiver or other modification of the Notes, Receivables Facilities, Securitization Facilities, any Credit Facility, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e) (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs, other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) or project start-up costs that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges,

(ii) impairment charges, amortization (or write-offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); plus

(h) any costs or expenses incurred by the Company or a Subsidiary pursuant to, or in connection with, any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), any pension plan, employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees (or any Immediate Family Member thereof) of such Person or any of its Subsidiaries, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company; plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j) any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Company’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n) the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; and

(2) decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840 — Leases).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting and (xii) any lease, rental or other expense in connection with Non-Financing Lease Obligations); plus

(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution or return on investment;

(2) [reserved];

(3) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) other than in the ordinary course of business;

(4) (a) any extraordinary, exceptional, unusual, or nonrecurring loss, charge or expense, Permitted Change of Control Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary had entered into with employees of the Company or a Subsidiary, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5) (a) at the election of the Company with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6) (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation — Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7) any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8) any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9) any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including the issuance of the Notes, any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805 — Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460 — Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10) any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11) any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13) any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14) (a) accruals and reserves (including contingent liabilities) that are established or adjusted within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15) any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815 — Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825 — Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16) [reserved];

(17) the amount of (x) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries and (y) payments made to option holders of the Company in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18) the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19) (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness secured by a Lien on the assets of the Company or its Subsidiaries as of such date, net of cash and Cash Equivalents of the Company and its Subsidiaries, and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien as of such date to (y) LTM EBITDA.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Consolidated Secured Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Secured Leverage Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Subsidiaries.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations that have been made by the Company or any of its Subsidiaries, prior to such determination date (the “reference period”) or subsequent to the reference period and on or prior to or simultaneously with the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations (and the change in any associated change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged or amalgamated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including any term loan, revolving credit, line of credit or similar agreement, commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.05 of the Base Indenture, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than as a result of a change of control, fundamental change or asset sale) for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise subject to mandatory redemption or repurchase (other than as a result of a change of control, fundamental change or asset sale) for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the applicable series of Notes or (b) the date on which there are no Notes of such series outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries, or any other entity in which the Company or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (i) a sale of Capital Stock (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions and (b) issuances of Capital Stock to any Subsidiary of the Company or (ii) a cash equity contribution to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, or any Subsidiaries of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in the Indenture shall be construed, and all computations of amounts and ratios referred to in the Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 — Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in the Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Global Notes” means, individually and collectively, each of the Global Securities deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.02 of the Base Indenture and Section 2.03 hereof.

“Global Security Legend” means the legend in the following form:

“THIS SECURITY IS ISSUED IN GLOBAL FORM AND REGISTERED IN THE NAME OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR A NOMINEE THEREOF. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE

TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE INDENTURE (AS DEFINED BELOW), THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary that Guarantees the Notes, until such Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Domestic Subsidiary of the Company that (i) has not guaranteed any syndicated Credit Facility or other capital markets debt securities of the Company and (ii) has assets and revenues of less than 7.5% of the Company’s consolidated assets or revenues, as the case may be, and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has assets and revenues of less than 10.0% of the Company’s consolidated assets or revenues, as the case may be, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary; provided that, solely for purposes of this definition, “assets” shall be deemed to exclude goodwill and other intangible assets.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 — Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii) Cash Management Obligations;

(iii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Company or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(vii) obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii) [reserved];

(ix) Capital Stock (other than in the case of clause (6) above, Disqualified Stock); or

(x) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the covenant set forth in Section 5.01.

“Initial Default” has the meaning set forth in Section 6.01.

“Initial Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others)), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under the Indenture.

“Investment Grade Status” shall occur when the Notes of a series receive either of the following:

(1) a rating of “BBB-” or higher from S&P; or

(2) a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by such rating organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means March 9, 2021.

“LCT Election” has the meaning set forth in Section 1.03(b).

“LCT Public Offer” has the meaning set forth in Section 1.03(b).

“LCT Test Date” has the meaning set forth in Section 1.03(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any asset sale or disposition and (4) a “Permitted Change of Control.”

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.”

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor” means any Subsidiary of the Company that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Guarantees and this Indenture.

“Notes” means, for all purposes under the Indenture (including, without limitation, the covenants set forth in the Base Indenture) the Initial Notes issued on the date hereof and any Additional Notes. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary, the most senior financial officer from time to time, or any equivalent, (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Triggering Event.

“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by the Company or any of its Subsidiaries in connection with a Permitted Change of Control.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens arising in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property taxes on property of the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax is to such property;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Subsidiaries, taken as a whole;

(6) Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(8) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.01(5);

(9) Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that any such Liens may not extend to any assets or property of the Company or any Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(10) Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Subsidiaries;

(11) Liens existing on the Issue Date;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13) Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Subsidiary owing to the Company or another Subsidiary, or Liens in favor of the Company or any Subsidiary or the Trustee;

(14) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19) Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $750.0 million and (b) obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(20) Liens securing Acquired Indebtedness; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21) Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary or any other Non-Guarantor;

(22) [reserved];

(23) Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(24) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens on vehicles or equipment of the Company or any Subsidiary in the ordinary course of business or consistent with past practice;

(26) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(27) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(28) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(30) Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $50.0 million and (b) 30.0% of LTM EBITDA at the time incurred;

(31) Liens securing Indebtedness; provided that with respect to liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.00 to 1.00;

(32) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(33) Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(34) [reserved];

(35) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(36) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(37) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(38) Liens on property, assets or Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by the Indenture;

(39) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and

(40) Liens securing the Notes (other than any Additional Notes) and the related Guarantees.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with the Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prospectus” means the prospectus dated May 29, 2019, as supplemented by the prospectus supplement dated March 4, 2021, prepared by the Company in connection with the offering of the Initial Notes.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rating Agencies” means S&P and Moody’s or, if no rating of S&P or Moody’s or both is publicly available, any one or more other Nationally Recognized Statistical Ratings Organizations, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company or another party to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes of the applicable series, as noted by the applicable ratings agency, is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (a) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes of a series, in each case within the Ratings Decline Period, by any of the Rating Agencies if the applicable Rating Agencies shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (b) the Notes of such series do not have an Investment Grade Status (as reflected in clauses (1) and (2) of the definition thereof but without reference to the lead-in thereto) from any one of the Rating Agencies at such time.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Reserved Indebtedness Amount” has the meaning set forth in Section 1.03(a).

“S&P” means Standard & Poor’s Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in clauses (1) or (2) of Article 1, Rule 102(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3) at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

All terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.02. Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

Section 1.03. Financial Calculations for Limited Condition Transactions and Otherwise.

(a) For all purposes under the Indenture, including for purposes of calculating the Consolidated Secured Leverage Ratio in connection with the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be secured by such Lien be (any such committed amount elected until revoked as described below in this Section 1.03, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 1.03 or the definition of “Permitted Liens,” whether or not the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount.

(b) When calculating the availability under any basket or ratio under the Indenture or compliance with any provision of the Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens and repayments), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under the Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens and repayments) and any related pro forma adjustments, the Company or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, the incurrence, the incurrence or creation of Liens and repayments).

(c) For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE 2

THE NOTES

Section 2.01. Amount; Series; Terms.

(a) There is hereby created and designated two series of Notes under the Base Indenture: the title of one series of Notes shall be “3.625% Senior Notes Due 2029” and the title of the other series of Notes shall be “3.875% Senior Notes Due 2031.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Notes that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Notes specifically incorporates such changes, modifications and supplements.

(b) The initial aggregate principal amount of 2029 Notes is $500,000,000. The initial aggregate principal amount of 2031 Notes is $500,000,000. The Company shall be entitled to issue additional 2029 Notes under this Supplemental Indenture (“Additional 2029 Notes”) that shall have identical terms as the Initial 2029 Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto; provided that such issuance is not prohibited by the terms of the Indenture, including Section 4.02 of this Supplemental Indenture. The Company shall be entitled to issue additional 2031 Notes under this Supplemental Indenture (“Additional 2031 Notes” and, together with the Additional 2029 Notes, “Additional Notes”) that shall have identical terms as the Initial 2031 Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto; provided that such issuance is not prohibited by the terms of the Indenture, including Section 4.02 of this Supplemental Indenture. Any such Additional Notes shall be consolidated and form a single series with the Initial Notes of such series initially issued including for purposes of voting and redemption; provided, that if such Additional Notes are not fungible with the Initial Notes of such series for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers. With respect to any Additional Notes, the Company shall set forth in a Board Resolution of its Board of Directors and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information: (i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and (ii) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.

(c) The Stated Maturity of the 2029 Notes shall be March 15, 2029. The Stated Maturity of the 2031 Notes shall be March 15, 2031. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose, which shall initially be the office or agency of the Trustee in the United States.

(d) The 2029 Notes shall bear interest at the rate of 3.625% per annum from March 9, 2021 or from the most recent date to which interest has been paid or duly provided for, as further provided in the form of Global Note annexed hereto as Exhibit A-1. The 2031 Notes shall bear interest at the rate of 3.875% per annum from March 9, 2021 or from the most recent date to which interest has been paid or duly provided for, as further provided in the form of Global Note annexed hereto as Exhibit A-2. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The dates on which such interest shall be payable (each, an “Interest Payment Date”) shall be March 15 and September 15 of each year, beginning on September 15, 2021, and the record date for any interest payable on each such Interest Payment Date shall be the immediately preceding March 1 and September 1, respectively.

(e) The Notes will be issued in the form of one or more Global Notes, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 2.04 of the Base Indenture.

Section 2.02. Denominations. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 2.03. Form of Notes. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Redemption. Pursuant to Section 3.01 of the Base Indenture, the following additional redemption provisions in this Article 3 shall apply to the Notes.

Section 3.02. Optional Redemption of the Notes.

(a) Other than as set forth in this Section 3.02, the Notes shall not be redeemable by the Company prior to maturity.

(b) At any time prior to March 15, 2024, the Company may redeem the 2029 Notes in whole or in part, at its option, upon notice pursuant to Section 3.05, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable 2029 Notes Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(c) At any time and from time to time prior to March 15, 2024, the Company may redeem the 2029 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 103.625% of the principal amount of such 2029 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the 2029 Notes issued under the Indenture on the Issue Date (together with Additional 2029 Notes); provided that

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the aggregate principal amount of the then-outstanding 2029 Notes issued under the Indenture remains outstanding immediately thereafter (including Additional 2029 Notes but excluding 2029 Notes held by the Company or any of its Subsidiaries), unless all such 2029 Notes are redeemed substantially concurrently.

(d) At any time and from time to time on or after March 15, 2024, the Company may redeem the 2029 Notes in whole or in part, upon notice pursuant to Section 3.05, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2029 Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the year indicated below:

Year	Percentage
2024	101.813%
2025	100.906%
2026 and thereafter	100.000%

(e) Notwithstanding the foregoing, in connection with any tender offer for the 2029 Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2029 Notes validly tender and the Company, or a third-party in lieu of the Company, purchases all of the 2029 Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2029 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(f) At any time prior to March 15, 2026, the Company may redeem the 2031 Notes in whole or in part, at its option, upon notice pursuant to Section 3.05, at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable 2031 Notes Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(g) At any time and from time to time prior to March 15, 2024, the Company may redeem the 2031 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 103.875% of the principal amount of such 2031 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the 2031 Notes issued under the Indenture on the Issue Date (together with Additional 2031 Notes); provided that

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the aggregate principal amount of the then-outstanding 2031 Notes issued under the Indenture remains outstanding immediately thereafter (including Additional 2031 Notes but excluding 2031 Notes held by the Company or any of its Subsidiaries), unless all such 2031 Notes are redeemed substantially concurrently.

(h) At any time and from time to time on or after March 15, 2026, the Company may redeem the 2031 Notes in whole or in part, upon notice pursuant to Section 3.05, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2031 Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the year indicated below:

Year	Percentage
2026	101.938%
2027	101.292%
2028	100.646%
2029 and thereafter	100.000%

(i) Notwithstanding the foregoing, in connection with any tender offer for the 2031 Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2031 Notes validly tender and the Company, or a third-party in lieu of the Company, purchases all of the 2031 Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2031 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(j) If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(k) Any redemption pursuant to this Section 3.02 shall be made pursuant to the provisions of Article 3 of the Base Indenture and Section 3.03 hereof.

Section 3.03. Notice of Redemption.

(a) Notice of any redemption of the Notes of a series may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(b) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) Other than as set forth in this Section 3.03, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.04. Mandatory Redemption or Sinking Fund. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 3.05. Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes of a series are to be redeemed at any time, the Company will select the Notes of such series for redemption in compliance with the requirements of the principal securities exchange, if any, on which the of such series Notes are listed and in compliance with the requirements of DTC, or if the Notes of such series are not so listed or such exchange prescribes no method of selection and the Notes of such series are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot or on a pro rata basis, or by another method the Trustee considers to be fair and appropriate, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

(b) Notices of redemption will be delivered electronically or, at the Company’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Other than as specifically provided in this Section 3.05 or Section 4.03 of this Supplemental Indenture, as applicable, any purchase pursuant to this Section 3.05 shall be made pursuant to the applicable provisions of Article 3 of the Base Indenture.

ARTICLE 4

COVENANTS

In addition to the covenants set forth in Article 4 of the Base Indenture, the Notes shall be subject to the following additional covenants. Such additional covenants set forth in Sections 4.01 through Section 4.04 below shall be subject to covenant defeasance pursuant to Section 4.08 below.

Section 4.01. Reports to Holders.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the Notes within fifteen (15) Business Days after filing the same with the SEC, or in the event no such filing is required, within fifteen (15) Business Days after the end of the time periods specified in the SEC’s rules and regulations (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC):

(1) all financial statements that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2) all financial statements that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP; and

(3) all current reports containing financial statements that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form.

provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on EDGAR or on the Company’s website within the applicable time period, it being agreed that the Trustee shall have no obligation to determine whether such reports have been made available.

(b) The Company will make the above information and reports available to securities analysts and prospective investors upon request by posting it on the Company’s website.

(c) The Company shall be permitted to satisfy its obligations under this Section 4.01 with respect to financial reports or information relating to the Company by furnishing financial reports or information relating to any parent of the Company; provided that if and so long as such parent has independent assets or operations, the same is accompanied by consolidating reports or information (which need not be audited) that explains in reasonable detail the differences between the reports or information relating to such parent company, on the one hand, and the reports or information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

(d) The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Company’s or Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.02. Limitation on Liens.

(a) The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Company or any Guarantor, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.

(b) Any Lien created for the benefit of the Holders pursuant to the preceding clause (a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(d) For purposes of this Section 4.02, (i) the creation of a Lien to secure Indebtedness which existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (determined in good faith by the Company) of the asset subjected to such Lien and (y) the principal amount secured by such Lien, and (ii) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien, and a Lien may be divided and classified and reclassified into more than one of such types of Permitted Liens. In addition, for purposes of calculating compliance with this Section 4.02, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations).

Section 4.03. Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes of a series pursuant to Section 3.02, the Company will make an offer to purchase all of the Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes of such series are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Company will deliver or cause to be delivered a notice of such Change of

Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes of such series at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series for the specified purchase price on the date specified in the notice, which date will be no earlier than 20 Business Days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of the Indenture, the Company shall not be deemed to have breached its obligations described in the Indenture by virtue of compliance therewith. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(c) The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes of such series has been given pursuant to Section 3.02, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

Section 4.04. Limitation on Guarantees.

(a) The Company will not permit any of its Domestic Subsidiaries to Guarantee the payment of (i) any syndicated Credit Facility to with the Company or any Guarantor is an obligor or (ii) capital markets debt securities of the Company, or any other Guarantor unless:

(1) such Subsidiary within 60 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee until payment in full of Obligations under the Indenture;

provided that this Section 4.04 shall not be applicable (i) to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or the Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described above and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

(c) If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by delivery of a supplemental indenture executed by the Company to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in clause (a) above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary; provided, that such Immaterial Subsidiary shall not be permitted to Guarantee any syndicated Credit Facility or other capital markets debt securities of the Company or the other Guarantors unless it again becomes a Guarantor.

Section 4.05. [Reserved].

Section 4.06. Addition of Guarantors. If any Domestic Subsidiary of the Company that has not already guaranteed the Notes becomes a borrower or guarantor under any obligations pursuant to any of the Company’s Credit Agreement or any refinancing or replacement thereof, then such Domestic Subsidiary shall become a Guarantor in accordance with Article 7 hereof.

Section 4.07. Legal Defeasance.

The Issuer at any time may terminate all obligations of the Company and the Guarantors under the Note Documents with respect to the Notes or a series of Notes (“legal defeasance”) and cure all then existing Defaults and Events of Default with respect to such series of Notes, except as to:

(a) the rights of Holders of Notes of such series to receive, solely from the trust funds described in subparagraph (c)(1) of this Section 4.07, (i) payment of the principal of and each installment, if any, of principal of and interest on the outstanding Notes of such series on the Stated Maturity of such principal or installment of principal or interest and (ii) the benefit of any mandatory sinking fund payments applicable to the Notes of such series on the day on which such payments are due and payable in accordance with the terms of this Supplemental Indenture and the Notes of such Series;

(b) the provisions of Sections 2.05, 2.07, 4.03, 11.03 and 11.05 of the Base Indenture and this Section 4.07 and, if the Notes of such series have been or are to be called for redemption, Article 3 hereof; and

(c) the rights, powers, trust, indemnities and immunities of the Trustee hereunder and the obligations of the Company in connection therewith;

provided that, the following conditions shall have been satisfied:

(1) the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 11.05 of the Base Indenture) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of the Notes of such series, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of or interest, if any, on, and any mandatory sinking fund payments in respect of, the Notes of such series, an amount in cash sufficient (which, in the case of U.S. Government Obligations, shall be determined based on the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certificate delivered to the Trustee) to pay and discharge each installment of principal of and interest, if any, on, and any mandatory sinking fund payments in respect of, all the Notes of such series on the dates such installments of interest or principal and such sinking fund payments are due or, if applicable, any redemption date specified by the Company;

(2) such deposit will not result in a breach or violation of, or constitute a default under, this Supplemental Indenture or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money to which the Company is a party or by which it is bound;

(3) no Default or Event of Default with respect to the Notes of such series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;

(4) the Company shall have delivered to the Trustee (1) a ruling received from the Internal Revenue Service, or (2) an Opinion of Counsel based upon a change in applicable U.S. federal income tax laws after the date of this Indenture, in either case to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(5) if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of, interest, if any on and any mandatory sinking fund payments in respect of any or all of the outstanding Notes of such series provided such Notes are redeemed on a particular redemption date, and if such Notes have not been called for redemption, the Company shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Company; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, to the effect that all conditions precedent provided for relating to the legal defeasance contemplated by this Section 4.07 have been complied with.

The Company may effect legal defeasance with respect to the Notes of any series notwithstanding that the Company may have previously effected covenant defeasance with respect to the Notes of such series. For the avoidance of doubt and without limitation to any of the other provisions set forth in this Article 4, if the Company effects legal defeasance with respect to the Notes of any series, payment of the Notes of such series may not be accelerated because of an Event of Default with respect to the Notes of such series.

Section 4.08. Covenant Defeasance.

The Company shall be released from its obligations under, and may omit to comply with, any term, provision or condition set forth in Sections 4.01, 4.02, 4.03 and 4.04 with respect to the Notes of any series, a Board Resolution or an Officers’ Certificate delivered pursuant to Section 2.01 of the Base Indenture with respect to the Notes of such series (and the failure to comply with any such covenants shall not constitute a default, Default or Event of Default with respect to any Notes of such series, whether such default, Default or Event of Default is specified in the Base Indenture, this Supplemental Indenture or any Board Resolution and Officers’ Certificate delivered pursuant to Section 2.01 of the Base Indenture in respect of such Series (“covenant defeasance”)), provided that the following conditions shall have been satisfied:

(a) the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 11.05 of the Base Indenture) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of the Notes of such series cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of principal of or interest, if any, on, and any mandatory sinking fund payments in respect of, the Notes of such series, an amount in cash sufficient (which, in the case of U.S. Government Obligations, shall be determined based on the opinion of a nationally recognized firm of independent public accountants, investment bank or consultants expressed in a written certificate delivered to the Trustee) to pay and discharge each installment of principal of and interest, if any, on, and any mandatory sinking fund payments in respect of, all the Notes of such series on the dates such installments of interest or principal and such sinking fund payments are due or, if applicable, any redemption date specified by the Company;

(b) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material instrument or agreement relating to or evidencing indebtedness for borrowed money to which the Company is a party or by which it is bound;

(c) no Default or Event of Default with respect to the Notes of such series shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(e) if the deposit of money and/or U.S. Government Obligations shall be sufficient to pay the principal of, interest, if any on and any mandatory sinking fund payments in respect of any or all of the outstanding Notes of such series provided such Notes are redeemed on a particular redemption date, and if such Notes have not been called for redemption, the Company shall make arrangements reasonably satisfactory to the Trustee for the giving of notice of such redemption in the name, and at the expense of, the Company; and

(f) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for relating to the covenant defeasance contemplated by this Section 4.08 have been complied with.

ARTICLE 5

MERGER, CONSOLIDATION, OR SALE OF ASSETS

The Notes shall not be subject to Section 10.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 5.01 of this Supplemental Indenture:

Section 5.01. Merger, Consolidation, or Sale of Assets.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1) the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture pursuant to supplemental indentures or other documents and instruments;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above.

(b) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the Indenture (except in the case of (x) a lease or (y) a sale of less than all of its assets).

(c) Notwithstanding any other provision of this Section 5.01, (1) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (2) the Company may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (3) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor and (4) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary.

(d) Subject to Section 7.05, no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(1) (A) the other Person is the Company or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Guarantee and the Indenture by supplemental indenture or other documents or instruments; and (B) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

(2) the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by the Indenture.

(e) Notwithstanding any other provision of this Section 5.01, any Guarantor may (1) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (2) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor and (4) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company. Notwithstanding anything to the contrary in this 5.01, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(f) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE 6

EVENTS OF DEFAULT

The Notes shall not be subject to Section 6.01 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.01 of this Supplemental Indenture:

Section 6.01. Events of Default. Each of the following is an event of default with response to Notes of a series (an “Event of Default”):

(1) default in any payment of interest on any Note of such series when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note of such series issued under this Supplemental Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply for 60 consecutive days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in aggregate principal amount of the outstanding Notes of such series with any agreement or obligation contained in the Indenture; provided that in the case of a failure to comply with Section 4.01, such period of continuance of such default or breach shall be 180 consecutive days after written notice described in this clause has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $100.0 million or more at any one time outstanding;

(5) failure by the Company or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $100.0 million (net of amounts covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(6) any Guarantee of the Notes of such series by the Company or a Significant Subsidiary ceases to be in full force and effect, other than (A) in accordance with the terms of the Indenture or (B) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $100.0 million;

(7) the Company or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F) takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the Company or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;

(B) appoints a Custodian of the Company, the Company or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;

(C) orders the winding up or liquidation of the Company, the Company or a Significant Subsidiary (or any group of Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Subsidiaries, would constitute a Significant Subsidiary); or

(D) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

provided that a Default under clause (3), (4) or (5) of this Section 6.01 will not constitute an Event of Default with respect to a series of Notes until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of such series notify the Company of the Default and, with respect to clauses (3) and (5), the Company does not cure such Default within the time specified in clause (3) or (5) of this Section 6.01 after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

In an Event of Default with respect to a series of Notes (other than an Event of Default described in clauses (7) or (8) of this Section 6.01 with respect to the Company) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes of such series by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes of such series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes of a series because an Event of Default under Section 6.01(4) has occurred and is continuing, the declaration of acceleration of the Notes of such series shall be automatically annulled, waived and rescinded if the payment default or cross acceleration provision triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default with respect to Notes of a series described in clauses (7) or (8) of this Section 6.01 with respect to the Company occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes of a series may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal or interest which may only be waived with the consent of each affected Holder) and rescind any such acceleration with respect to the Notes of such series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.01 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the delivery of any such report required by such Section 4.01 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

Section 6.02. Other Amendments. The Notes shall be subject to Sections 6.02 through Section 6.07 of the Base Indenture, except that the first sentence in Section 6.04 of the Base Indenture shall be deemed to read:

“Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes of a series unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default with respect to the Notes of such series is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes of such series have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.”

ARTICLE 7

GUARANTEES

Section 7.01. Guarantees.

(a) Each Guarantor shall jointly and severally, fully, unconditionally and irrevocably guarantee the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of itself and such Holder, that: (1) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor shall agree that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor shall waive the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in the Indenture. Each of the Guarantors shall agree that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This Section 7.01(d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This Section 7.01(d) shall survive the termination of the Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Base Indenture (as modified by the provisions of Section 6.01 and Section 6.02 hereof) for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 of the Base Indenture (as modified by the provisions of Section 6.01 and Section 6.02 hereof), such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

Section 7.02. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 7.01 hereof, each Guarantor agrees that a notation of such Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Guarantee shall cease to be such officer, board member or director before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Guarantee had not ceased to be such officer, board member or director.

Each Guarantor agrees that its Guarantee set forth in Section 7.01 hereof shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in the Indenture on behalf of the Guarantors.

Section 7.03. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions of such Guarantee shall not in any way be affected or impaired thereby.

Section 7.04. Limitation on Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

Section 7.05. Termination, Release and Discharges. Any Guarantee of a Guarantor with respect to a series of Notes shall be automatically and unconditionally released and discharged upon:

(a) a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, transfer or other disposition), of all or substantially all of the assets of the Guarantor to a Person other than to the Company or a Subsidiary and as otherwise permitted by this Supplemental Indenture;

(b) defeasance or discharge of the Notes pursuant to Sections 4.07 or 4.08 hereof;

(c) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(d) in the case of a Guarantee made by a Guarantor as a result of its guarantee of other Indebtedness (including any Credit Facility) of the Company or a Guarantor pursuant to Section 4.04, such Guarantor being (or being substantially concurrently) released or discharged from such other Indebtedness, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(e) the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Supplemental Indenture;

(f) the achievement of Investment Grade Status by the Notes; and

(g) entry into a supplemental indenture pursuant to Section 8.01(h) to confirm and evidence the release, termination, discharge or retaking of any Guarantee with respect to the Notes when such release, termination, discharge or re-taking is provided for under the Indenture.

Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel (which may be subject to certain qualifications) to the effect that such condition obtained or that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in this Article 7.

Section 7.06. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 8

AMENDMENTS AND WAIVERS

The Notes shall not be subject to Section 9.01, 9.02 or 9.03 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 8.01, 8.02 and 8.03, respectively, of this Supplemental Indenture:

Section 8.01. Without Consent of Holders. The Company and the Trustee may enter into a supplemental indenture in order to amend or supplement the Indenture with respect to the Notes or amend or supplement the Notes of one or more Series or any Note Document without notice to or the consent of any Holder to:

(a) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to the section of the Prospectus under the caption “Description of Notes” or reduce the minimum denomination of the Notes;

(b) provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or to comply with Section 5.01 hereof;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the Indenture relating to the form of the Notes (including related definitions);

(d) add or modify the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Subsidiary;

(e) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(f) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(g) make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of the Indenture;

(h) add Guarantees with respect to the Notes of a series, to add security to or for the benefit of the Notes of a series, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;

(i) evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(j) secure the Notes of a series and/or the related Guarantees or to add collateral thereto;

(k) add an obligor or a Guarantor under the Indenture;

(l) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; and

(m) comply with the rules and procedures of any applicable securities depositary.

Section 8.02. Limitations. Subject to Article 8 of the Base Indenture, an amendment, supplement or waiver pursuant to Section 9.02 of the Base Indenture (as modified by Section 8.03 hereof) affecting the Notes of a series may not, without the consent of the affected Holders:

(a) reduce the principal amount of such Notes of such series whose Holders must consent to an amendment;

(b) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control);

(c) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control);

(d) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under Article 3 hereof;

(e) make any such Note payable in currency other than that stated in such Note;

(f) impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(g) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or

(h) make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Section 8.03. Other Amendments. The Notes shall be subject to Section 9.02 of the Base Indenture, except that the references to “the holders of not less than a majority in aggregate principal amount of the Securities of each series affected by such supplemental indenture or indentures at the time Outstanding” in Section 9.02 of the Base Indenture shall be deemed references to “the holders of not less than a majority in aggregate principal amount of the Securities of each series affected by such supplemental indenture or indentures at the time Outstanding (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such Notes).”

ARTICLE 9

MISCELLANEOUS

Section 9.01. Supplemental Indenture. The terms of this Supplemental Indenture may be modified as set forth in Article 9 of the Base Indenture as provided in such Article 9 (as modified by Article 8 hereof).

Section 9.02. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 9.03. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 9.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.05. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 9.06. Trustee Disclaimer. The Trustee shall have no responsibility for the validity or sufficiency of this Supplemental Indenture.

Section 9.07. Trustee. The Notes shall be subject to Section 7.14 of the Base Indenture, except that (i) the references to “90 days” in Section 7.14 of the Base Indenture shall be deemed references to “60 days.”

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

TWILIO INC., as the Company

By:	/s/ Khozema Shipchandler
Name: Khozema Shipchandler
Title: Chief Financial Officer

[Twilio First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Twilio First Supplemental Indenture]

EXHIBIT A-1

FORM OF NOTE

3.625% Senior Notes due 2029

[Insert the Global Security Legend, if applicable, pursuant to the provisions of the Indenture]

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[Face of Note]

CUSIP 90138FAC6

3.625% Senior Notes due 2029

No. ________	$

Twilio Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of ________________________ DOLLARS on March 15, 2029.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

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Dated: March 9, 2021

Twilio Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the 2029 Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

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[Back of Note]

3.625% Senior Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Twilio Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this 2029 Note at 3.625% per annum from March 9, 2021 until maturity. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2029 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this 2029 Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed daily on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the 2029 Notes (except defaulted interest) to the Persons who are registered Holders of 2029 Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such 2029 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.03 of the Base Indenture with respect to defaulted interest. The 2029 Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other 2029 Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.

(4) INDENTURE. The Company issued the 2029 Notes under an Indenture, dated as of March 9, 2021 (the “Base Indenture” and, as supplemented by the Supplemental Indenture (as defined below), the “Indenture”), by and between the Company and the Trustee, as supplemented by that certain First Supplemental Indenture, dated as of March 9, 2021, by and between the Company and the Trustee (the “Supplemental Indenture”). The terms of this 2029

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Note include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The 2029 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this 2029 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The 2029 Notes are unsecured obligations of the Company.

(5) OPTIONAL REDEMPTION.

(a) Other than as set forth below, the 2029 Notes are not redeemable prior to maturity.

(b) At any time prior to March 15, 2024, the Company may redeem the 2029 Notes in whole or in part, at its option, upon notice pursuant to Section 3.05 of the Supplemental Indenture, at a redemption price equal to 100% of the principal amount of such 2029 Notes plus the Applicable 2029 Notes Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(c) At any time and from time to time prior to March 15, 2024, the Company may redeem the 2029 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 103.000% of the principal amount of such 2029 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the 2029 Notes issued under the Indenture on the Issue Date (together with Additional 2029 Notes); provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the aggregate principal amount of the then-outstanding 2029 Notes issued under the Indenture remains outstanding immediately thereafter (including Additional 2029 Notes but excluding 2029 Notes held by the Company or any of its Subsidiaries), unless all such 2029 Notes are redeemed substantially concurrently.

(d) At any time and from time to time on or after March 15, 2024, the Company may redeem the 2029 Notes in whole or in part, upon notice pursuant to Section 3.05 of the Supplemental Indenture, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2029 Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the year indicated below:

Year	Percentage
2024	101.813%
2025	100.903%
2026 and thereafter	100.000%

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(e) Notwithstanding the foregoing, in connection with any tender offer for the 2029 Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2029 Notes validly tender and the Company or a third-party in lieu of the Company, purchases all of the 2029 Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2029 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(f) If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the 2029 Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose 2029 Notes will be subject to redemption by the Company.

(g) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Base Indenture and Section 3.03 of the Supplemental Indenture.

(6) REPURCHASE AT THE OPTION OF HOLDER.

(a) In the event that the Company or a Subsidiary is required to commence an offer to all Holders to purchase 2029 Notes pursuant to Section 4.03 of the Supplemental Indenture, it will comply with the terms set forth in the Supplemental Indenture.

(b) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding 2029 Notes pursuant to Section 3.02 of the Supplemental Indenture, the Company will make an offer to purchase all of the 2029 Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the 2029 Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Company will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of 2029 Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the 2029 Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

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(7) NOTICE OF REDEMPTION. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder whose 2029 Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2029 Notes or a satisfaction and discharge of the Indenture. 2029 Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the 2029 Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a 2029 Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Notices of redemption will be delivered electronically or, at the Company’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of 2029 Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the 2029 Notes or a satisfaction and discharge of the Base Indenture

(8) DENOMINATIONS, TRANSFER, EXCHANGE. The 2029 Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange 2029 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any 2029 Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem the 2029 Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any 2029 Note being redeemed in part.

(9) PERSONS DEEMED OWNERS. The registered Holder of a 2029 Note may be treated as its owner for all purposes.

(10) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions contained in the Base Indenture, the Indenture and the 2029 Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding 2029 Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture and the 2029 Notes as provided in the Indenture.

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(11) DEFAULTS AND REMEDIES. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30.0% in aggregate principal amount of the outstanding 2029 Notes by notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the 2029 Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the 2029 Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding 2029 Notes may rescind any such acceleration with respect to the 2029 Notes and its consequences.

(12) TRUSTEE DEALINGS WITH THE COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of 2029 Notes and may otherwise deal with the Company, the Guarantors or their Affiliates of the Company with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company and its Affiliates and Subsidiaries.

(13) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the 2029 Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a 2029 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2029 Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(14) AUTHENTICATION. This 2029 Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 2029 Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2029 Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS 2029 NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Twilio Inc.

101 Spear Street, First Floor

San Francisco, CA 94105

Attention: Chris Nasson

A-1-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your
Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature
Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

A-1-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.03 (Change of Control Offer) of the Supplemental Indenture, check the box below:

☐ Section 4.03

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.03 of the Supplemental Indenture, state the amount you elect to have purchased:

$____________

Date:

Your
Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax
Identification
No:

Signature
Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

A-1-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A-2

FORM OF NOTE

3.875% Senior Notes due 2031

[Insert the Global Security Legend, if applicable, pursuant to the provisions of the Indenture]

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[Face of Note]

CUSIP 90138FAD4

3.875% Senior Notes due 2031

No. ________	$

Twilio Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of ________________________ DOLLARS on March 15, 2031.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

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Dated: March 9, 2021

Twilio Inc.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, Trustee, certifies that this is one of the 2031 Notes referred to in the Supplemental Indenture.

By:
Authorized Signatory

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[Back of Note]

3.625% Senior Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Twilio Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this 2031 Note at 3.625% per annum from March 9, 2021 until maturity. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2031 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this 2031 Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed daily on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the 2031 Notes (except defaulted interest) to the Persons who are registered Holders of 2031 Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such 2031 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.03 of the Base Indenture with respect to defaulted interest. The 2031 Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other 2031 Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in the capacity of Paying Agent or Registrar.

(4) INDENTURE. The Company issued the 2031 Notes under an Indenture, dated as of March 9, 2021 (the “Base Indenture” and, as supplemented by the Supplemental Indenture (as defined below), the “Indenture”), by and between the Company and the Trustee, as supplemented by that certain First Supplemental Indenture, dated as of March 9, 2021, by and between the Company and the Trustee (the “Supplemental Indenture”). The terms of this 2031

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Note include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The 2031 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this 2031 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The 2031 Notes are unsecured obligations of the Company.

(5) OPTIONAL REDEMPTION.

(a) Other than as set forth below, the 2031 Notes are not redeemable prior to maturity.

(b) At any time prior to March 15, 2026, the Company may redeem the 2031 Notes in whole or in part, at its option, upon notice pursuant to Section 3.05 of the Supplemental Indenture, at a redemption price equal to 100% of the principal amount of such 2031 Notes plus the Applicable 2031 Notes Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(c) At any time and from time to time prior to March 15, 2024, the Company may redeem the 2031 Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 103.000% of the principal amount of such 2031 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the 2031 Notes issued under the Indenture on the Issue Date (together with Additional 2031 Notes); provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the aggregate principal amount of the then-outstanding 2031 Notes issued under the Indenture remains outstanding immediately thereafter (including Additional 2031 Notes but excluding 2031 Notes held by the Company or any of its Subsidiaries), unless all such 2031 Notes are redeemed substantially concurrently.

(d) At any time and from time to time on or after March 15, 2026, the Company may redeem the 2031 Notes in whole or in part, upon notice pursuant to Section 3.05 of the Supplemental Indenture, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2031 Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the year indicated below:

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Year	Percentage
2026	101.938%
2027	101.292%
2028	100.646%
2029 and thereafter	100.000%

(e) Notwithstanding the foregoing, in connection with any tender offer for the 2031 Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2031 Notes validly tender and the Company or a third-party in lieu of the Company, purchases all of the 2031 Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2031 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(f) If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the 2031 Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose 2031 Notes will be subject to redemption by the Company.

(g) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article 3 of the Base Indenture and Section 3.03 of the Supplemental Indenture.

(6) REPURCHASE AT THE OPTION OF HOLDER.

(a) In the event that the Company or a Subsidiary is required to commence an offer to all Holders to purchase 2031 Notes pursuant to Section 4.03 of the Supplemental Indenture, it will comply with the terms set forth in the Supplemental Indenture.

(b) If a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding 2031 Notes pursuant to Section 3.02 of the Supplemental Indenture, the Company will make an offer to purchase all of the 2031 Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the 2031 Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Company will deliver or cause to be delivered a

A-2-6

notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of 2031 Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the 2031 Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.

(7) NOTICE OF REDEMPTION. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each Holder whose 2031 Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2031 Notes or a satisfaction and discharge of the Indenture. 2031 Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the 2031 Notes held by a Holder are to be redeemed and provided that any unredeemed portion of a 2031 Note is equal to $2,000 or a multiple of $1,000 in excess thereof. On and after the redemption date, interest will cease to accrue on the 2031 Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Notices of redemption will be delivered electronically or, at the Company’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of 2031 Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the 2031 Notes or a satisfaction and discharge of the Base Indenture

(8) DENOMINATIONS, TRANSFER, EXCHANGE. The 2031 Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange 2031 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any 2031 Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem the 2031 Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any 2031 Note being redeemed in part.

(9) PERSONS DEEMED OWNERS. The registered Holder of a 2031 Note may be treated as its owner for all purposes.

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(10) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions contained in the Base Indenture, the Indenture and the 2031 Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding 2031 Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture and the 2031 Notes as provided in the Indenture.

(11) DEFAULTS AND REMEDIES. If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30.0% in aggregate principal amount of the outstanding 2031 Notes by notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the 2031 Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the 2031 Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding 2031 Notes may rescind any such acceleration with respect to the 2031 Notes and its consequences.

(12) TRUSTEE DEALINGS WITH THE COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of 2031 Notes and may otherwise deal with the Company, the Guarantors or their Affiliates of the Company with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company and its Affiliates and Subsidiaries.

(13) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the 2031 Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a 2031 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2031 Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(14) AUTHENTICATION. This 2031 Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 2031 Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2031 Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS 2031 Note WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Twilio Inc.

101 Spear Street, First Floor

San Francisco, CA 94105

Attention: Chris Nasson

A-2-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your
Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature
Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

A-2-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.03 (Change of Control Offer) of the Supplemental Indenture, check the box below:

☐ Section 4.03

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.03 of the Supplemental Indenture, state the amount you elect to have purchased:

$____________

Date:

Your
Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax
Identification
No:

Signature
Guarantee*:

*	PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTEE MEDALLION PROGRAM (OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE).

A-2-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of March 9, 2021, by and between Twilio Inc. (the “Company”) and the Trustee (as supplemented by that certain First Supplemental Indenture, dated as of March 9, 2021, by and between the Company and the Trustee (the “Supplemental Indenture”), and as further amended and supplemented from time to time, the “Indenture”)), has guaranteed the Company’s [3.625% Senior Notes due 2029][3.875% Senior Notes due 2031] (the “Notes”) and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 7 of the Supplemental Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 7 of the Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to ensure that it does not constitute a fraudulent conveyance under applicable law.

B-1

THE TERMS OF ARTICLE 7 OF THE SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of:

[GUARANTOR]

By:
Name
Title

B-2